UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 1, 2014

Vertiec, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-15113	95-3954373
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2445 Winnetka Avenue North, Golden Valley, MN	55427
(Address of principal executive offices)	(Zip Coe)

(763) 252-2670
(Registrant’s telephone number)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement

On September 30, 2014, Veritec, Inc., a Nevada corporation (the “Registrant”),  acquired the online payment technology, certain intellectual property and certain vendor and customer contracts of Tangible Payments LLC, a Maryland limited liability company (“Tangible”) pursuant to an Asset Purchase Agreement dated September 30, 2014 by and among the Registrant, on the one hand, and Tangible, Falcon Financial Industries, LLC a Maryland limited liability company, and Timothy M. Spear, on the other hand.

The purchase price for the acquisition was comprised of 250,000 shares of restricted stock of the Registrant (the “Shares”), issuable upon closing, and an earnout payment of $155,000. The earnout payment is payable on a monthly basis from the net profits derived from the acquired assets commencing three months after the closing. The earnout payment is accelerated and the balance of the earnout payment shall be due in full at such time as the Registrant receives equity investments aggregating $1.3 million.

The Registrant is forming a new subsidiary to operate its new Tangible Payments division. In conjunction with the acquisition, the Registrant has entered into an employment agreement with Timothy M. Spear whereby he will act as Chief Technology Officer of the Registrant’s new Tangible Payment’s subsidiary.

Item 2.01 Completion of Acquisition or Disposition of Assets

The disclosures set forth in Item 1.01 are incorporated herein by this reference.

Other than the acquisition transaction and employment agreement, there is no material relationship between Timothy M. Spear and the Registrant, its affiliates, its officer or directors or any of their associates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off Balance Sheet Arrangement of Registrant

(a) The disclosures set forth in Item 1.01 are incorporated herein by this reference.

Item 3.02 Unregistered Sale of Equity Securities

The disclosures set forth in Item 1.01 are incorporated herein by this reference.

The issuance of the Shares is exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) on the basis that the recipient is an “accredited investor” and there was no public offering of the Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2014	By:	/s/ Van Thuy Tran
	Its:	Chief Executive Officer